EXHIBIT G
EXECUTION VERSION

KKR RAINBOW AGGREGATOR L.P.
c/o Kohlberg Kravis Roberts & Co L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, California 94025

November 16, 2020
HFS Holdings S.a r.l.
4 rue Jean Monnet
L-2180 Luxembourg
Grand-Duchy of Luxembourg

Re:	Purchase and Sale Agreement

This letter agreement (this “Agreement”), by and among KKR Rainbow Aggregator L.P., a Delaware limited partnership (“Aggregator”), KKR Americas Fund XII L.P., KKR Americas Fund XII (EEA) L.P., KKR Americas Fund XII ESC (Unlev) L.P., KKR Americas Fund XII ESC (Lev) L.P., KKR Americas Fund XII SBS Aggregator L.P., KKR European Fund V (USD) SCSp, KKR European Fund V (EUR) SCSp, KKR European Fund V ESC (Unlev) L.P., KKR European Fund V ESC (Lev) L.P., KKR European Fund V SBS Aggregator L.P. and Powell Investors III LP (each, a “Seller,” and collectively, the “Sellers” and together with Aggregator, each a “Seller Party”), HFS Holdings S.a r.l., a private limited liability company incorporated under the laws of Luxembourg (“Buyer”), and Peter Harf (“Guarantor”), is being delivered in connection with the purchase by Buyer of 146,057 shares of Series B Convertible Preferred Stock, par value $0.01 per share, originally issued on July 31, 2020 (the “Shares”), of Coty Inc., a Delaware corporation (the “Company”), from the Sellers.  The Shares  are owned by Aggregator as of the date hereof and will be owned by the Sellers as of the Closing (as defined below).  Capitalized or other terms used but not defined herein shall have the meaning ascribed to such term in that certain Investment Agreement, dated as of May 11, 2020 (as amended by that certain Amendment No. 1 to the Investment Agreement, effective as of June 1, 2020, and as may be further amended, restated, modified or supplemented from time to time) by and among the Company and Aggregator. In consideration of the mutual covenants and conditions as hereinafter set forth, Aggregator, the Sellers and Buyer hereby agree as follows:

1.           Purchase and Sale.

(a)          Subject to the terms and conditions of this Agreement:

(i)        Immediately prior to the Closing, Aggregator agrees to distribute to each Seller the number of Shares (including the related Transferred Dividends (as defined below)) set forth opposite such Seller’s name on Exhibit A hereto; and

(ii)      Immediately after their receipt of the Shares, at the Closing, each Seller will become obligated to sell, assign, transfer and convey to Buyer, and Buyer will purchase, (i) the numbers of Shares set forth opposite such Seller’s name on Exhibit A plus (ii) all Accrued Dividends (as defined in the Series B Certificate of Designations) accrued or paid on such Shares from the date of issuance through and including the Closing Date (the “Transferred Dividends”) for an aggregate purchase price of $150,000,539 (the “Purchase Price”).
(b)          The purchase and sale of the Shares and the Transferred Dividends (the “Closing”) shall take place remotely via the exchange of documents and signatures, at 10:00 a.m., Eastern Time, on August 27, 2021 (the “Closing Date”), subject to the satisfaction or waiver of the conditions set forth in clauses (c), (d) and (e) below.

(c)          The obligations of each of Buyer, Aggregator and the Sellers to effect the Closing shall be subject to the satisfaction or waiver of the following conditions:

(i)        expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) related to the transactions contemplated by this Agreement; and

(ii)      no temporary or permanent order or judgement prohibiting or restricting the transactions contemplated by this Agreement shall have been enacted, promulgated, issued, entered, amended or enforced by any governmental authority nor shall any proceeding brought by a governmental authority seeking any of the foregoing be pending, or any applicable law or regulation shall be in effect enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

(d)          The obligations of the Buyer to effect the Closing shall be subject to the satisfaction or waiver of the following conditions:

(i)         the representations and warranties of Aggregator and the Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as applicable, with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(ii)       Aggregator and the Sellers shall have complied with or performed in all material respects their respective obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing; and

(iii)      the Buyer shall have received a certificate, signed on behalf of Aggregator by a duly authorized officer thereof, certifying that the conditions set forth in clauses (i) and (ii) above have been satisfied.

(e)          The obligations of Aggregator and the Sellers to effect the Closing shall be subject to the satisfaction or waiver of the following conditions:

(i)        the representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(ii)       the Buyer shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(iii)      Aggregator and the Sellers shall have received a certificate, signed by the Buyer, certifying that the conditions set forth in clauses (i) and (ii) above have been satisfied; and

(iv)      the Sellers shall have received from the Company a duly executed certificate in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the Company is not and has not been a United States real property holding corporation during the applicable period specified in Code Section 897(c)(1)(A)(ii) and transfers of the Shares are not subject to withholding under Section 1445 of the U.S. Internal Revenue Code, as amended (the “FIRPTA Certificate”), in substantially the same form as the draft certificate attached as Exhibit B hereto.

(f)         (x) Immediately prior to the Closing, Aggregator shall distribute and transfer the Shares and the related Transferred Dividends in accordance with Section 1(a), (y) immediately following such distribution and transfer, at the Closing, (1) each Seller shall sell, assign, transfer and convey the number of Shares set forth opposite such Seller’s name on Exhibit A and the related Transferred Dividends to Buyer and (2) Buyer will deliver to each Seller its pro rata portion of the Purchase Price based on the number of Shares sold by such Seller by wire transfer of immediately available funds to the bank accounts identified by the Sellers at least three Business Days prior to the Closing Date.  If any of the Transferred Dividends include cash, Sellers and Buyer shall mutually agree whether such amount shall be delivered by (i) netting such amount from the Purchase Price or (ii) paying such amount by wire transfer of same-day funds to an account identified by Buyer at least three Business Days prior to the Closing Date.

(g)         Aggregator and the Sellers shall take such actions as may be reasonably required for the distribution and transfer and subsequent sale and transfer of the Shares and the Transferred Dividends to be reflected in the books and records of the Company and the transfer agent of the Company, as applicable.  In connection with the foregoing, Buyer, Aggregator and the Sellers shall provide to the Company and the transfer agent of the Company all documentation and certifications reasonably requested in connection therewith.

(h)          The Sellers shall promptly deliver to Buyer a copy of any FIRPTA Certificate delivered  pursuant to Section 2(d).

2.           Covenants.

(a)          Buyer shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated herein no later than

10 Business Days after the date hereof (which shall request the early termination of any waiting period applicable to the transactions under the HSR Act).

(b)          Subject to the terms and conditions of this Agreement, Buyer shall use (and Buyer shall cause its affiliates to use) their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to obtain the expiration or termination of the waiting period under the HSR Act.

(c)        Without the prior written consent of Buyer or Aggregator, respectively (e-mail to be sufficient), neither Aggregator nor Buyer shall publish any press release or otherwise make any public announcement with regard to this Agreement or the transactions contemplated hereunder, except to the extent required by applicable Law.

(d)          Prior to the Closing, Buyer shall cause the Company to issue the FIRPTA Certificate to the Sellers.

3.           Termination; Survival.  This Agreement will become effective immediately upon execution and delivery by the parties hereto of this Agreement and will remain in effect through the earlier of (a) the consummation of the Closing, (b) the mutual termination of the Agreement by the parties hereto, (c) the termination of this Agreement by either the Buyer or Aggregator if the Closing has not occurred by August 31, 2021; provided that this right to terminate shall not be available to any party whose breach of this Agreement has been the principal cause of or primarily resulted in the failure of the Closing to occur by such date; and (d) the termination of this Agreement by either the Buyer or Aggregator if any order or judgment enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement shall be in effect and shall have become final and non-appealable prior to the Closing Date.

4.           Representations and Warranties of Buyer and Guarantor.

(a)          As of the date hereof and as of the Closing, Buyer represents and warrants to Aggregator and the Sellers:

(i)        Buyer is a private limited liability company duly organized, validly existing and in good standing (to the extent such concept exists under the laws of its jurisdiction) under the laws of Luxembourg.  Buyer possesses all requisite power and authority necessary to execute and deliver and to perform its obligations and carry out the transactions contemplated by this Agreement;

(ii)      this Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Guarantor, Aggregator and the Sellers, this Agreement constitutes the valid and binding obligation of Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception;

(iii)      the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any Law applicable to Buyer or its properties or assets; (ii) violate any judgment, decree, order or award of any Governmental Authority or arbitrator applicable to Buyer or its properties or assets; or (iii) result in any breach of any terms or conditions, or constitute a default under, any Contract to which Buyer is a party or by which Buyer or its properties or assets are bound;

(iv)      Buyer is not a Competitor of the Company; and

(v)       Buyer, at the Closing, will have sufficient cash or existing available borrowing capacity under committed borrowing facilities in immediately available funds to enable Buyer to pay in full the Purchase Price in accordance with Sections 1(a)(ii) and 1(f).

(b)          As of the date hereof and as of the Closing, Guarantor represents and warrants to Aggregator and the Sellers:

(i)        Guarantor is a natural person, and possesses all requisite power and authority necessary to execute and deliver and to perform its obligations and carry out the transactions contemplated by this Agreement;

(ii)       this Agreement has been duly executed and delivered by Guarantor and, assuming the due authorization, execution and delivery of this Agreement by Buyer, Aggregator and the Sellers, this Agreement constitutes the valid and binding obligation of Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception;

(iii)     the execution, delivery and performance by Guarantor of this Agreement and the consummation by Guarantor of the transactions contemplated hereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any Law applicable to Guarantor or its properties or assets; (ii) violate any judgment, decree, order or award of any Governmental Authority or arbitrator applicable to Guarantor or its properties or assets; or (iii) result in any breach of any terms or conditions, or constitute a default under, any Contract to which Guarantor is a party or by which Guarantor or its properties or assets are bound;

(iv)      Guarantor is not a Competitor of the Company; and

(v)       Guarantor has the financial capacity to pay and perform his obligations hereunder when due, and funds amounting to not less than the maximum liability of the Guarantor hereunder shall be available to the Guarantor for so long as this Agreement shall remain in effect in accordance with the terms hereof.

5.           Shares.  As of the date hereof and as of the Closing, Buyer acknowledges and represents that Buyer has been advised by Aggregator that:

(a)          the offer and sale of the Shares have not been registered under the Securities Act; and

(b)          Buyer must continue to bear the economic risk of the investment in the Shares unless the offer and sale of such Shares are subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is available.

6.           Additional Investment Representations.  As of the date hereof and as of the Closing, Buyer represents and warrants to Aggregator and the Sellers that:

(a)          Buyer’s financial situation is such that Buyer can afford to bear the economic risk of holding the Shares and can afford to suffer a complete loss of Buyer’s investment in the Shares;

(b)          Buyer’s knowledge and experience in financial and business matters are such that Buyer is capable of evaluating the merits and risks of the investment in the Shares;

(c)          Buyer understands that an investment in the Shares is a speculative investment which involves a high degree of risk of loss of Buyer’s investment therein ;

(d)          Buyer has independently, and without reliance upon Aggregator, the Sellers or any of their respective Affiliates or any representative of the foregoing, and based on such documents and information as Buyer has deemed appropriate, performed its own due diligence and business investigations with respect to the Company and its Subsidiaries and made its own investment decision with respect to the investment represented by the Shares.  Buyer has consulted, to the extent deemed appropriate by Buyer, with Buyer’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Shares and on that basis understands the financial, tax, legal and related consequences of an investment in the Shares;

(e)          Buyer is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act;

(f)          Buyer is acquiring the Shares for its own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities Laws or the terms of any other agreement to which Buyer is a party; and

(g)          to the knowledge of Buyer, all information Buyer has provided to Aggregator’s and the Sellers’ representatives concerning Buyer and the financial position of Buyer is complete and correct in all material respects as of the date hereof.

7.           Representations and Warranties of Aggregator and the Sellers.  As of the date hereof and as of the Closing Date, each Seller Party, severally and not jointly,  represents and warrants to Buyer and Guarantor that:

(a)          Such Seller Party is a limited partnership or corporation duly organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation (where such concept is recognized under applicable Law).  Such Seller Party, acting through its general partner, if applicable, possesses all requisite power and authority necessary to execute and deliver and to perform its obligations and carry out the transactions contemplated by this Agreement;

(b)          the execution, delivery and performance by such Seller Party or its or, if applicable, its general partner’s officers, of this Agreement has been duly authorized by such Seller Party’s governing body or general partner, as applicable, on behalf of Seller.  This Agreement constitutes a legal, valid and binding obligation of such Seller Party, enforceable against it in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception;

(c)          the execution, delivery and performance by such Seller Party of this Agreement, and the consummation by such Seller Party of the transactions contemplated hereby does not and will not, with or without the giving of notice or the passage of time or both: (i) violate such Seller Party’s organizational documents; (ii) violate the provisions of any Law applicable to such Seller Party or its properties or assets; (iii) violate any judgment, decree, order or award of any Governmental Authority or arbitrator applicable to such Seller Party or its properties or assets; or (iv) result in any breach of any terms or conditions, or constitute a default under, any Contract to which such Seller Party is a party or by which such Seller Party or its properties or assets are bound.  Except for (i) the Antitrust Clearance and (ii) filings under the Exchange Act, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to such Seller Party in connection with the execution and delivery by such Seller Party of this Agreement, or the consummation by such Seller Party of the transactions contemplated hereby or thereby;

(d)         Aggregator, as of the date hereof, is and on the Closing Date following the distribution and transfer in Section 1(a)(i), such Seller will be, the record and beneficial owner of the Shares set forth opposite its name on Exhibit A and as of the date hereof, Aggregator has, and on the Closing Date following the distribution and transfer in Section 1(a)(i), such Seller will have  good, valid title to the Shares, free and clear of any Liens, except for restrictions on transfer provided under the Securities Act or other applicable securities laws;

(e)        Such Seller Party is not making, and such Seller Party hereby specifically disclaims, any representation or warranty regarding the Company or its Subsidiaries, including any representations or warranties regarding their financial information, budgets, estimates, projections, forecasts or other forward looking statements, business plans (including the reasonableness of any assumptions underlying such estimates, projections, forecasts, forward looking statements or business plans).

8.           Guarantee. Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the “Guarantee”), for the benefit of the Sellers, the due payment by Buyer of the Purchase Price pursuant to Sections 1(a)(ii) and 1(f) (the “Guaranteed Obligation”).  Guarantor is guaranteeing the Guaranteed Obligation as primary obligor and not merely as surety.  Guarantor hereby represents, acknowledges and agrees that the Seller Parties are entering into this Agreement based on, among other matters, the Guarantee and Guarantor’s undertaking in this Section 8.  This Section 8 and the Guarantee contained herein shall remain in full force and effect until the earlier to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, at which point this Section 8 and the Guarantee herein shall automatically terminate without further action of the parties and be of no force or effect.  If, for any reason whatsoever, Buyer shall fail to or be unable to duly, punctually and fully pay the Guaranteed Obligation pursuant to Sections 1(a)(ii) and 1(f), Guarantor will forthwith pay and cause to be paid in dollars the Guaranteed Obligation.  Guarantor hereby irrevocably waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against Buyer or any of its other affiliates, any right to require the prior disposition of the assets of Buyer or any of its other affiliates to meet their respective obligations, lack of validity or the unenforceability of this Guarantee of the Guaranteed Obligation, any rights to set-offs, recoupments and counter-claims, notice, protest and all demands whatsoever.  The Sellers shall not have any obligation to exhaust any or all of their rights against Buyer prior to proceeding against Guarantor hereunder. The Guarantee contained in this Section 8 is a guarantee of payment and performance and not of collectability. Guarantor shall not transfer or assign, in whole or in part, any of its obligations.

9.           Waiver.  No waiver of any provision of this Agreement will be effective unless such waiver is in writing, specifically references the provision being waived and is signed by the party against whom the waiver is being enforced.

10.         Assignment.  This Agreement may not be assigned, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties hereto.  Any purported assignment in violation of this Agreement is null and void.  Notwithstanding the foregoing, Buyer may assign this Agreement to one or more affiliates; provided that no such assignment will relieve Buyer or Guarantor of any of its obligations hereunder.

11.          No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or will confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

12.         Amendment.  This Agreement may be amended, modified or supplemented at any time prior to the Closing by mutual agreement of the parties hereto.  Any amendment, modification or revision of this Agreement will be effective only if in a written instrument executed by the parties hereto.

13.         Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

14.         Specific Performance.  Each of the parties hereto agrees that irreparable damage would occur in the event applicable provisions of this Agreement were not fully performed by such party in accordance with the terms hereof and that the other parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such other parties may be entitled at Law or in equity.

15.        Counterparts.  This Agreement may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf or similar format) with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

16.        Entire Agreement.  This Agreement, together with the schedules, annexes and exhibits hereto and those documents expressly referred to herein to which Buyer is a party and the other documents related to the subject matter hereof, constitute the entire agreement among the parties with respect to the matters covered hereby and supersede all previous written, oral or implied understandings among them with respect to such matters.

17.         No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

18.        Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims or disputes (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware, including statutes of limitation.

19.         Consent to Jurisdiction and Service of Process.  Any Action involving any party to this Agreement arising out of or in any way relating to this Agreement, including all disputes (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, shall be brought exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter) or, if the Superior Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (together with the appellate courts thereof, the “Chosen Courts”) and each of the parties hereby submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Action. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Action in any Chosen Court, (b) any claim that any such Action brought in any Chosen Court has been brought in an inconvenient forum and (c) any claim that any Chosen Court does not have personal jurisdiction over any party with respect to such Action.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address set forth on the signature pages hereto.  The parties agree that any judgment entered by any Chosen Court may be enforced in any court of competent jurisdiction.

20.         Waiver of Jury Trial.  Each party to this Agreement irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this Section 20 with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Action.

21.         Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.

22.         Further Assurances.  The parties hereto shall cooperate with one another at all times to do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents and instruments, as may reasonably be required to give full effect to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

AGGREGATOR

KKR RAINBOW AGGREGATOR L.P.

By:	KKR Rainbow Aggregator GP, LLC,
its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Assistant Treasurer

THE SELLERS

KKR AMERICAS FUND XII L.P.

By:	KKR Associates Americas XII L.P.,
its general partner

By:	KKR Americas XII Limited,
its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Vice President

KKR AMERICAS FUND XII (EEA) L.P.

By:	KKR Americas XII EEA Limited,
its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Vice President

[Signature Page to Purchase and Sale Agreement]

KKR AMERICAS FUND XII ESC (UNLEV) L.P.

By:	KKR Americas XII Limited,
its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Vice President

KKR AMERICAS FUND XII ESC (LEV) L.P.

By:	KKR Americas XII Limited,
its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Vice President

KKR AMERICAS FUND XII SBS AGGREGATOR L.P.

By:	KKR Americas XII Limited,
its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Vice President

[Signature Page to Purchase and Sale Agreement]

KKR EUROPEAN FUND V (USD) SCSP

By:	KKR Associates Europe V SCSp,
its general partner

By:	KKR Europe V S.à r.l.,
its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney

KKR EUROPEAN FUND V (EUR) SCSP

By:	KKR Associates Europe V SCSp,
its general partner

By:	KKR Europe V S.à r.l.,
its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney

KKR EUROPEAN FUND V ESC (UNLEV) L.P.

By:	KKR Associates Europe V SCSp,
its general partner

By:	KKR Europe V S.à r.l.,
its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney

[Signature Page to Purchase and Sale Agreement]

KKR EUROPEAN FUND V ESC (LEV) L.P.

By:	KKR Associates Europe V SCSp,
its general partner

By:	KKR Europe V S.à r.l.,
its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney

KKR EUROPEAN FUND V SBS AGGREGATOR L.P.

By:	KKR Associates Europe V SCSp,
its general partner

By:	KKR Europe V S.à r.l.,
its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney

POWELL INVESTORS III LP

By:	KKR Dislocation Opportunities Limited,
its general partner

By:	/s/ Jeffrey M. Smith
Name:	Jeffrey M. Smith
Title:	Vice President

[Signature Page to Purchase and Sale Agreement]

BUYER

HFS HOLDINGS S.A R.L.

By:	/s/ Joachim Creus
Name:	Joachim Creus
Title:	Authorized Signatory

GUARANTOR

/s/ Peter Harf
Peter Harf

[Signature Page to Purchase and Sale Agreement]

Exhibit A

Distribution of Shares

Seller	Number of Shares
KKR Americas Fund XII L.P.	74,758.833
KKR Americas Fund XII (EEA) L.P.	6,196.768
KKR Americas Fund XII ESC (Unlev) L.P.	1,861.680
KKR Americas Fund XII ESC (Lev) L.P.	253.954
KKR Americas Fund XII SBS Aggregator L.P.	412.621
KKR European Fund V (USD) SCSp	33,074.899
KKR European Fund V (EUR) SCSp	20,163.892
KKR European Fund V ESC (Unlev) L.P.	1,872.528
KKR European Fund V ESC (Lev) L.P.	313.401
KKR European Fund V SBS Aggregator L.P.	231.190
Powell Investors III LP	6,917.234
TOTAL	146,057.000

Exhibit B

SECTION 1445 TAX CERTIFICATE

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that withholding is not required if the transferee (buyer) acquires property that is not a United States real property interest or acquires an interest in a domestic corporation that is not a United States real property interest.  To inform each Seller, as defined in that certain Purchase and Sale Agreement, dated as of November 16, 2020 (the “PSA”), that withholding of tax is not required upon the acquisition on the date hereof of 146,057 shares of Series B Convertible Preferred Stock, par value $0.01 per share, of Coty Inc., a Delaware corporation (“Company”), pursuant to the PSA, the undersigned hereby certifies the following:

This certificate is provided pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h).

The Company’s address and taxpayer identification number is:

350 Fifth Avenue
New York, NY 10118

TIN: 13-3823358

As of the date hereof, the Company is not nor has it been a U.S. real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c) of the Code.

The Company is not a disregarded entity as defined in Treasury Regulation § 1.1445-2(b)(2)(iii).

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and further I declare that I have the authority to sign this document on behalf of the Company.

Dated:	[●]

Coty Inc.

BY:
Name:
Title: